UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest even reported): January 6, 2006

                             PANGEA PETROLEUM CORP.
             (Exact Name of Registrant As Specified in Its Charter)

            Colorado                       0-30503               76-063593
  (State Or Other Jurisdiction     (Commission File Number)    (IRS Employer
Of Incorporation Or Organization)                            Identification No.)

                 9801 Westheimer, Suite 302 Houston, Texas 77042
          (Address of Principal Executive Offices, Including Zip Code)

                                 (713) 706-6351
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective January 6, 2006, Pangea Petroleum Corp. ("Pangea") entered into an Asset Purchase Agreement with Christopher Scully under which it will acquire a 1.5% working interest in oil and gas leases located in Fort Bend County, Texas and a 2.5% working interest in oil and gas leases in Steuben County, New York. As consideration for the transaction, Pangea has agreed to issue 20,000,000 shares of its restricted common stock in consideration of the payment for the Fort Bend County, Texas and Steuben County, New York working interests. In addition, upon the occurrence of each project obtaining net monthly revenue to Pangea in excess of $1,000 per month, Pangea shall issue, for each project, 5,000,000 warrants to purchase common stock at a strike price of $0.015 per share to Mr. Scully. Pangea will receive the assignment of the working interest for the Fort Bend County leases after the costs of the purchase and drilling have been recouped from the sale of products from the fields' well. Pangea will receive the assignment of the working interest for the New York lease after production is established from any well drilled by the operator of the lease.

As part of the Asset Purchase Agreement, Mr. Scully will receive additional shares of restricted stock upon the closing of Pangea's acquisition or drilling of prospects introduced by Mr. Scully over the next two years. The restricted stock will be issued upon the closing of the acquisition or drilling of the additional prospects when the cumulative Pangea net monthly revenue from these prospects exceeds $25,000. Pursuant to this provision, Pangea acquired a 2.25% working interest in a project in White County, Illinois. As consideration, Pangea agreed to pay $18,675 for the initial 2.25% working interest participation which covers the drilling costs to the casing point.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1. A copy of the press release related to this transaction is attached hereto as
Exhibit 99.1.

The Fort Bend County interest is a 421 acre project currently producing approximately 6500 barrels of oil per month from 15 wells in the Miocene and Frio sands. Current plans call for the drilling of four additional wells in the next six months. The project utilized outside financing for recent drilling and acquisition activities and the Pangea working interest will commence in an estimated 12 months, following payout of the initial work.

The New York interest covers approximately 50,000 acres in Steuben County, New York. The project is currently undergoing further geological evaluation over a 22 square miles area utilizing 3-D seismic. Thus far there are two well-defined drilling prospects in the Trenton Black River, and two leads identified in the Oriskany and Onandaga Reef sands. Additional seismic work is planned for 2006 and it is anticipated that drilling on the first well will commence in the 2nd quarter of 2006.

The White County, Illinois project encompasses approximately 880 acres. The primary target is the Warsaw Sand at 4200', with several secondary objectives present up to 3200'. The first well is anticipated to be drilled the 1st quarter of 2006, and will be drilled beyond the Warsaw level, to approximately 8500', to test a geologic feature in the Trenton Black River.

Item 10.1 -Exhibits

10.1     Asset Purchase Agreement
99.1     Press Release


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 10, 2006            PANGEA PETROLEUM CORP.

                                     By: /S/ CHARLES B. POLLOCK
                                     --------------------------
                                     Charles B. Pollock, Chief Executive Officer